Exhibit 21.1

SUBSIDIARIES OF CIVEO CORPORATION

Name of Entity	Jurisdiction of Organization

Civeo Offshore LLC	Delaware
Civeo Management LLC	Delaware
Civeo Investments, LLC	Delaware
Civeo Asia Limited	Hong Kong
Civeo Property Pty Ltd	Australia
Civeo Mars Holdco 1, LLC	Delaware
Civeo Investments Coöperatief U.A.	Netherlands
3045843 Nova Scotia Company	Nova Scotia, Canada
892489 Alberta Inc.	Alberta, Canada
892493 Alberta Inc.	Alberta, Canada
Civeo Canada Inc.	Alberta, Canada
Civeo Premium Camp Services Ltd.	Alberta, Canada
Buffalo Metis Catering Ltd.	Alberta, Canada
Christina Lake Enterprises Ltd.	Alberta, Canada
1812523 Alberta Ltd.	Alberta, Canada
Northern Metis Catering Ltd.	Alberta, Canada
Civeo Mars Coöperatief 2 U.A.	Netherlands
Civeo Mars Holdco 3, LLC	Delaware
Civeo Mars Holdco 2, LLC	Delaware
Norwel Developments Limites	NWT, Canada
Civeo International Inc.	Alberta, Canada
Civeo Camp Installations Ltd.	Alberta, Canada
Civeo Crown Camp Services Ltd.	Alberta, Canada
Civeo Modular Structures Ltd.	Alberta, Canada
Civeo Structures Inc.	Alberta, Canada
Civeo Water Canada Ltd.	Alberta, Canada
Metis Catering Joint Venture Ltd.	Alberta, Canada
Civeo Pacific Catering Ltd.	BC, Canada
Civeo Atlantic Ltd.	NFL, Canada
Civeo International Ltd.	Alberta, Canada
Ek’Ati Services Ltd.	NWT, Canada
Civeo Remote Site Services USA Inc.	Alberta, Canada
Civeo USA LLC	Delaware
Civeo USA Manufacturing LLC	Delaware
Civeo Water and Waste Water USA, LLC	Delaware
Civeo Mars Holdco 4, LLC	Delaware
Civeo International Investments C.V.	Alberta, Canada
Civeo Mars Coöperatief 1 U.A.	Netherlands
Civeo Holding Company 1 Pty Ltd	Australia
Civeo Holding Company 2 Pty Ltd	Australia
Civeo Pty Ltd	Australia
Civeo Linen 1 Pty Ltd	Australia